EXHIBIT 10.12

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

LICENSE AGREEMENT

Between

ANAPTYS BIOSCIENCES, INC.

(ANAPTYS)

and

MEDICAL RESEARCH COUNCIL

(MRC)

This Exclusive License Agreement (“Agreement”), is entered into as of the 30th day of August 2006 (hereinafter called “Effective Date”), by and between the MEDICAL RESEARCH COUNCIL (“MRC”), a UK government funded non-departmental body with principal offices at, 20 Park Crescent, London, W1B 1AL, United Kingdom and ANAPTYS BIOSCIENCES, INCORPORATED (“ANAPTYS”), a corporation organized under the laws of Delaware and having a principal place of business at 10931 North Torrey Pines Road, Suite 101, La Jolla, California 92037, United States of America.

RECITALS

WHEREAS, the MRC is the owner of certain Patent Rights (as defined below);

WHEREAS, the MRC is willing to grant a royalty bearing, exclusive license to the Patent Rights to ANAPTYS on the terms and subject to the conditions set forth herein; and

WHEREAS, ANAPTYS desires to obtain said exclusive license under the Patent Rights.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby expressly agree as set forth below.

AGREEMENT

1.	DEFINITIONS

1.1 “Affiliates” means any corporation, partnership, joint venture or other entity of which more than fifty percent (50%) of the voting stock or other equity ownership thereof is owned or controlled by, or under common control with ANAPTYS, or which owns or controls more than fifty percent (50%) of the voting stock or other equity ownership of ANAPTYS.

1.2 “Confidential Information” means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such oral disclosure.

1.3 “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.4 “Covered”, “Cover” or “Covering” means with respect to Patent Rights, that the making, using, importation, offer for sale, or sale, or the conducting of an activity, in the absence of a license under such Patent Rights would infringe at least one claim of such Patent Rights.

1.5 “Developing Countries” shall mean those countries as may be defined from time to time as low income or low middle income by the World Bank – see www.worldbank.org/data/countryclass/class groups.htm at the time of the case by case analysis under Section 2.4.

1.6 “FDA” means the United States Food and Drug Administration and any equivalent agency thereto.

1.7 “Field” means all fields of use.

1.8 “First Commercial Sale” means, with respect to any Product, the first sale of such Product by ANAPTYS, its Affiliates or Sublicenses to customers who are not Affiliates in any country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.9 “First Commercial Service Activity” means, with respect to any Licensed Method, the date first payment is received by ANAPTYS, its Affiliates or Sublicensees for completion of services provided to customers using Licensed Methods.

1.10 “IND” means an Investigational New Drug Application or equivalent application filed to commence human clinical testing of a Licensed Product with the FDA or its foreign equivalent.

1.11 “Licensed Product(s)” means a composition, product or device, the manufacture, use, sale, offer for sale or import of which, but for the License, would infringe any Patent Rights in any country were they issued at the time of such manufacture, use, sale, offer for sale or import in that country or a product that is identified and / or developed through the use of methods Covered by Licensed Methods.

1.12 “Licensed Method(s)” means any process, art or method the use or practice of which, but for the License, would infringe, induce to infringe or contribute to infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.13 “Materials” means relevant cell lines and other materials relating to or necessary to enable ANAPTYS to use the Licensed Products and implement the Licensed Methods at their facilities as specified in Exhibit C attached hereto and to which MRC has the right to transfer.

1.14 “MRC Specific Method[s]” means [*].

1.15 “NDA” means a New Drug Application, Biological License Application, or Product License Application, as appropriate, filed pursuant to the requirements of the FDA or its foreign equivalent.

1.16 “Net Sales” means, with respect to any Licensed Product, [*]

[*]

“Net Sales” means, with respect to any Licensed Method, [*].

1.17 “Parties” means ANAPTYS and the MRC, each of which, individually, is a “Party.”

1.18 “Patent Rights” means: (a) the patent applications listed in Exhibit A attached hereto, (b) any corresponding foreign patents and patent applications, (c) any provisionals, substitutions, divisionals, reissues, continuations, continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application), and (d) any patents issuing from any of the foregoing patent applications.

1.19 “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study, or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.20 “Phase III Clinical Trial” means that portion of the clinical development program which provides for the continued trials of a Licensed Product on sufficient numbers of patients to establish its safety and efficacy for the desired claims and indications, as more specifically defined by the rules of the FDA or its equivalent and corresponding rules and regulations in other countries and jurisdictions, and the results of which are intended to be used as the basis for the filing of an NDA or equivalent application to obtain approval to market Licensed Products. For the purposes of this Agreement, “initiation of Phase 3 Trial” for a

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Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 3 Trial.

1.21 “Sublicensee” means any third party licensed by licensee to make, or sell any Licensed Product or use any Licensed Methods in accordance with the terms of this Agreement.

1.22 “Territory” means all countries of the world where Patent Rights exist.

1.23 “Third Party” shall mean any person other than ANAPTYS and MRC and their respective Affiliates.

2.	GRANT

2.1 License. MRC hereby grants ANAPTYS an exclusive, royalty-bearing license, including the right to grant sublicenses, under the Patent Rights to make, have made, use, sell, have sold, offer for sale and import Licensed Products and to practice Licensed Methods in the Territory (the “License”).

2.2 Technology Transfer. Within fifteen (15) calendar days after the Effective Date, MRC will transfer sufficient quantities of relevant cell lines and other Materials listed on Exhibit C (attached hereto) relating to or necessary to enable Anaptys to use the Licensed Products and implement the Licensed Methods at their facilities.

2.3 Retention of Rights. MRC retains the right under the Patent Rights to use the Licensed Methods solely for academic research including with academic collaborators. Provided however, that the any such use is:

(a) not supported by a commercial entity or

(b) not in support of any commercial activity and

(c) MRC or its academic collaborators shall disclose to ANAPTYS’ all protein products directly generated using the Licensed Methods. MRC, and where appropriate its academic collaborators (if any), and ANAPTYS shall jointly determine whether or not to commercialize each such identified protein product on a case-by-case basis. Notwithstanding such decision, ANAPTYS shall have the first right of refusal to negotiate an exclusive license to commercialize the identified protein products. ANAPTYS shall have one hundred and eighty (180) days after the disclosure of each identified protein product to ANAPTYS to exercise its option and to begin good faith negotiations. If ANAPTYS does not notify MRC, in writing, of its intention to enter into such discussions before such one hundred and eighty (180) day period has expired, MRC and/or its academic collaborators may proceed to commercialize the corresponding identified protein product. To avoid doubt, apart from any delay that may be reasonably required to obtain appropriate intellectual property protection with respect to the results arising from the research conducted under this Section 2.3, any decision to commercialize and/or license an identified protein product shall not prevent or delay the timely publication of such results by the MRC and/or their academic collaborators.

2.4 Limited use of antibodies for HIV Project by Global HIV Vaccine Enterprise. Notwithstanding the above, ANAPTYS hereby agrees that, in support of and pursuant to MRC’s participation in the collaborative HIV project funded by the Bill and Melinda Gates Foundation, and subject to prior notification to ANAPTYS by the MRC, the MRC may grant certain and limited rights solely to the use of the Licensed Methods for future development of HIV antigen-based vaccines. Unless otherwise agreed to by the Parties, these rights will be strictly limited to the use of antibodies generated by MRC or other members of said HIV project consortium, to identify HIV epitopes which will then be used to develop and/or use, but not be incorporated into, as said HIV vaccines. For clarification, any rights granted hereunder or in any subsequent agreement contemplated below will not extend to any other use of the antibodies generated through this program, including but not limited to use as a vaccine or use as a therapeutic or prophylactic agent. ANAPTYS recognises that the Bill and Melinda Gates Foundation is providing said funding in furtherance of their charitable objective to ensure access to affordable health solutions resulting from said project for the benefit of people most in need within Developing Countries. Therefore, in recognition of such charitable objective, ANAPTYS agrees that the rights to such anti-HIV antibodies, solely for the limited purpose of identifying epitopes for HIV vaccines and as reasonably needed to use such epitope(s) as vaccine(s), will be granted free of consideration where such vaccines are for use in people most in need within Developing Countries. If necessary to ensure development of vaccines for such use in Developing Countries, with ANAPTYS’ prior written consent on a case-by-case basis, such rights may be extended on royalty free or minimal royalty basis where it is necessary for such vaccines to be made in other than Developing Countries for eventual use in Developing Countries. To avoid doubt, ANAPTYS shall be free to set other terms and conditions in respect of such rights, provided such terms and conditions are consistent with achieving said charitable objective. Any request made to the MRC to use such HIV antibodies for the development and/or use of said HIV vaccines outside of said HIV Project shall be referred to ANAPTYS. To avoid doubt, the MRC shall not be involved in negotiations between ANAPTYS and any third party wishing to use such anti-HIV antibodies for any purpose related to, but outside of, the collaborative HIV project. Notwithstanding the above, no rights are extended or reserved for the use of any antibodies, as quid pro quo or otherwise, for any developer to make vaccines available without ANAPTYS’ prior written approval on a case-by-case basis.

3.	DEVELOPMENT EFFORTS

3.1 Diligence. ANAPTYS will work to identify, research and/or develop Licensed Methods and Licensed Products for purposes of commercializing such products and methods at least as diligently as ANAPTYS researches and/or develops its products and methods of similar probability of technical success, market / commercial potential and stages of development. Failure by the ANAPTYS to meets its diligence obligation above due to reasons beyond ANAPTYS’ control, (including, without limitation, force majeure and/or lack of technical success of Licensed Products, or Licensed Methods if applicable) will not constitute lack of due diligence for purposes of this Agreement (“Commercially Reasonable Efforts”).

3.2 Reporting. Within sixty (60) days following the first anniversary of the Effective Date, ANAPTYS will provide MRC with annual progress reports which will include a budget and a summary plan for the development of Licensed Products and/or Licensed Methods.

3.3 Milestones. ANAPTYS will obtain financing of at least $[*] by [*]. ANAPTYS will enter into at least [*] with another entity by [*].

4.	PAYMENTS AND REPORTS

4.1 License Issue Fee. Within [*] days following the Effective Date, ANAPTYS will issue to MRC [*] shares of common ANAPTYS stock, and will pay to MRC $[*] as a one time License Issue Fee.

4.2 License Maintenance Fee. Following the [*] anniversary of the Effective Date and thereafter on the anniversary of the Effective Date and until the First Commercial Sale of Licensed Products, ANAPTYS will pay MRC an annual License Maintenance fee of $[*].

4.3 Royalties.

(a) ANAPTYS will pay MRC royalties as follows:

(i) Licensed Methods

[*]

(ii) Licensed Products for therapeutic or prophylactic uses in humans or animals

[*]

(iii) Licensed Products for non-therapeutic uses:

[*]

(b) All royalties payable under this Section 4.3 shall be subject to the following conditions:

(i) No multiple royalties shall be owed because the use or sale of any Licensed Product or Licensed Methods is covered by more than one valid and unexpired claim contained in the Patent Rights. For clarification, royalties shall only be owed either for a Licensed Product or Licensed Method and solely based upon one of the following sections: 4.3(a)(i) or 4.3(a)(ii) or 4.3(a)(iii) above.

(ii) If ANAPTYS, its affiliate or its Sublicensee is required to obtain a license or patent rights from one or more independent third parties in order to make, have made, use, have used, sell, have sold, offer for sale, import or have imported Licensed Products or Licensed Methods without infringement of such patents, and if the total royalty burden (including royalties payable to MRC) for such Licensed Products or Licensed Methods exceeds, [*], then the royalty rate applicable to Net Sales of such Licensed Product or Licensed Method by ANAPTYS, its affiliates and its Sublicensees payable to MRC shall be adjusted as follows:

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(1) For Licensed Products for therapeutic or prophylactic uses in humans or animals, the royalty rate applicable to Net Sales of such Licensed Product shall be adjusted to the rate determined by [*].

(2) For Licensed Products for non-therapeutic uses, the royalty rate applicable to Net Sales of such Licensed Product shall be adjusted to the rate determined by [*].

(3) For Licensed Methods, the royalty rate applicable to Net Sales of such Licensed Method for the first [*] years following the First Commercial Service Activity shall be adjusted to the rate determined by [*].

(4) For Licensed Methods, the royalty rate applicable to Net Sales of such Licensed Method after the end of the [*] year of First Commercial Service Activity as below shall be adjusted to the rate determined by [*];

provided that (i) in the case of any royalty due on services using Licensed Methods [*], and (ii) any royalty due on services using Licensed Methods, [*]. In no event, however, shall the royalty rate payable to MRC for any Licensed Product, or Licensed Method be reduced by greater than [*]% of the royalty rate otherwise due to the MRC under this provision.

(iii) In the case of any combination product, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination product, if sold separately. If neither the Licensed Product nor the other active ingredient(s) are sold separately, the Parties shall determine Net Sales for such combination product by mutual agreement based on the relative contribution of the Licensed Product and each other active ingredient to the combination product.

(iv) In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, or has been pending for more than [*] years without issuance, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct there from will cease as of the date of final decision or [*] year anniversary. ANAPTYS will not, however, be relieved from paying any royalties that accrued before such final decision or anniversary.

4.4 Minimum Annual Royalties

(a) On the [*] anniversary of the First Commercial Sale of Licensed Products, and annually thereafter, ANAPTYS shall pay $[*] to the MRC.

(b) All minimum annual royalty payments shall be creditable against future royalties due to MRC as follows: where actual royalty owed is less than $[*], then the difference ($[*] minus the actual amount owed) may be credited against any future royalty payments owed in excess of the minimum royalty in any one year for a period of [*] years. That is, such amount

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may not be credited against minimum royalty payments such that the minimum royalty payment of $[*] will be payable for any year actual royalties are less than $[*].

4.5 Milestone Payments. ANAPTYS will pay to MRC the following milestone payments on Licensed Products upon achievement of the milestones by the ANAPTYS, its affiliates, or their respective Sublicensees. Each of the milestone payments below shall be payable one time per Licensed Product that achieves any such milestone.

(a) $[*]

(b) $[*]

(c) $[*]

(d) $[*]

(e) $[*]

(f) $[*]

4.6 Sublicense Fee. ANAPTYS will initially pay to MRC a sub-licensing fee of $[*] upon execution of a sub-license to another party of the Patent Rights under this Agreement for any sub-license executed prior to [*]. Subsequent to [*] the sub-licensing fee payable upon execution of a sub-license to another party of the Patent Rights under this Agreement will be $[*].

5.	PAYMENTS

5.1 Payment of the royalties and other payments specified in Section 4, will be made by ANAPTYS to the MRC within [*] days after [*] of each year during the term of this Agreement (“Payment Period”) covering the quantity of Licensed Products sold by ANAPTYS, its Affiliates and/or Sublicensees, as appropriate, during the preceding Payment Period or Licensed Methods. After termination or expiration of this Agreement, a final payment will be made by ANAPTYS covering the whole or partial Payment Period. Each annual payment will be accompanied by a written statement of Net Sales of Licensed Products by ANAPTYS, its Affiliates and/or Sublicensees, as appropriate. Such written statements will be duly signed by an authorized officer of ANAPTYS on behalf of ANAPTYS and will show the Net Sales of Licensed Products by ANAPTYS, its Affiliates and/or Sublicensees, as appropriate, during such Payment Period and the amount of royalties payable under this Agreement based thereon.

5.2 Such amount shall be determined from the books and records of ANAPTYS, maintained in accordance with U.S. Generally Accepted Accounting Principles. ANAPTYS shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by ANAPTYS, or any taxes required to be withheld by ANAPTYS, to the extent ANAPTYS pays to the appropriate governmental authority on behalf of MRC such taxes, levies or charges. ANAPTYS shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of MRC by ANAPTYS. ANAPTYS promptly shall deliver to MRC proof

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of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.3 Form of Payment. All payments due hereunder are expressed in and will be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to the MRC, or to the account of the MRC at such other bank as the MRC may from time to time designate by written notice to ANAPTYS.

5.4 Exchange Rate. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency is required, such conversion will be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar year.

5.5 Records and Inspection. ANAPTYS will maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products and Licensed Methods by ANAPTYS. During the term of this Agreement and for a period of [*] years thereafter, ANAPTYS agrees to permit an independent certified public accountant selected and paid by the MRC and reasonably accepted to ANAPTYS to have reasonable access during ordinary business hours to such records as are maintained by ANAPTYS as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. Such audits may be exercised no more than once in any [*] month period upon at least [*] days prior written notice to ANAPTYS. Should an audit show that payments are [*] percent ([*]%) or more below that reported then ANAPTYS shall reimburse MRC for reasonable direct costs of the audit reimbursed to the auditor.

6.	PATENTS

6.1 Prior Patent Costs. ANAPTYS will reimburse MRC for all past patent costs (prior to the Effective Date); provided, however, that reimbursement for costs incurred prior to the Effective Date shall be payable in installments of $[*] a year, the first payment being due within [*] days of signing, and the subsequent payments being made on each anniversary of the Effective Date over the first [*] years of the license granted under this Agreement, with any outstanding balance paid on the [*] anniversary of the Effective Date. ANAPTYS will also pay all future patent costs incurred from and after the Effective Date for the prosecution and maintenance of the Patent Rights (to the extent such costs have not been previously reimbursed).

6.2 Patent Prosecution.

(a) Within a reasonably practical time following the Effective Date, but in no event not longer than sixty (60) days after such date (“Prosecution Transfer Period”), ANAPTYS shall at its own expense be solely responsible for maintaining and prosecuting the Patent Rights including for the avoidance of doubt all annuity and renewal fees and for the conduct of any claims or proceedings relating to the Patent Rights including any interference, opposition, infringement or revocation proceedings. ANAPTYS shall have sole responsibility for the appointment or otherwise of a patent agent and in deciding upon the scope and geographical extent to which any patent may be filed after written agreement from MRC. During the Prosecution Transfer Period, MRC will be solely responsible for (i) making all payments and

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maintaining all prosecution such that there are no losses of Patent Rights, (ii) timely transfer all files related to the Patent Rights, and (iii) timely file all documents necessary to affect the transfer to ANAPTYS and enable ANAPTYS to assume its responsibilities under this Section 6.2. For avoidance of doubt, ANAPTYS will pay all costs incurred by MRC during the Prosecution Transfer Period for the prosecution and maintenance of the Patent Rights (to the extent such costs have not been previously reimbursed).

(b) Should ANAPTYS decide that it does not wish to prosecute, maintain or defend the Patent Rights or any part thereof it shall give MRC not less than sixty (60) days notice of that decision before any critical time period and thereafter MRC may in its sole discretion and at its own costs and expense prosecute, maintain or defend the Patent Rights or any part thereof. If MRC so decides to prosecute, maintain or defend the Patent Rights or any part thereof ANAPTYS shall promptly arrange for its patent attorneys to transfer to MRC all relevant papers, files and other documents.

(c) ANAPTYS agrees to keep MRC informed on major or key prosecution issues of the Patent Rights and arrange for MRC to be sent copies of any patent correspondence upon request of MRC. Any action relating to the prosecution of the continuing applications must be notified to MRC at least thirty (30) days (or the maximum possible if at least thirty 30 days notice are not available to ANAPTYS) prior to any submission to any patent office for MRC’s review. In the event that MRC has a concern regarding the submission, the Parties will discuss to mutually resolve any potential conflict or material impact to the parent patent applications in the Patent Rights.

6.3 Patent Enforcement.

(a) Each of MRC and ANAPTYS shall as soon as practicable after it becomes aware thereof give to the other in writing reasonable particulars of any use or proposed use or threat of the same by another person in any country which in that Party’s view amounts to or might amount to an infringement of the Patent Rights in such country. ANAPTYS shall at its own expense and with legal counsel of its own choice, bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Patent Rights. MRC will cooperate with ANAPTYS and name ANAPTYS as a party if required for ANAPTYS to bring the suit. MRC shall cooperate fully with ANAPTYS and shall endeavor to cause the appropriate MRC scientists to cooperate with ANAPTYS at the request of ANAPTYS, including by giving testimony and producing documents lawfully requested in the prosecution of any suit by ANAPTYS for infringement of the MRC Patents; provided, that ANAPTYS shall pay all reasonable expenses (including attorneys’ fees) incurred by MRC in connection with such cooperation.

(b) If ANAPTYS does not wish to undertake such action MRC shall have the right (but not the obligation) to undertake proceedings at its own expense and with legal counsel of its own choice. Any damages, monetary awards or other amount recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this section shall be to the account of the Party bringing and prosecuting the same.

7.	CONFIDENTIALITY

7.1 Treatment of Confidential Information. During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party; and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. A Party shall have no such obligation with respect to any portion of such Confidential Information which:

(a) is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

(b) was known to the receiving Party prior to when it was received from the disclosing Party, as evidence by contemporaneous written records; or

(c) is subsequently disclosed to the receiving Party in good faith by a Third Party who has a right to make such a disclosure; or

(d) has been published by a third party which had a right to do so; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party; or

(f) is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

7.2 Publicity. Any publication, news release or other public announcement that discloses or refers to this Agreement or to the performance thereof, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders, potential investors, sublicensees, or research collaboration partners (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to the Securities and Exchange Commission (if required).

7.3 Terms of this Agreement. Except as otherwise provided in Section 7.1 above, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, prior to execution of this Agreement, the Parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each Party may disclose such information, s modified by mutual agreement from time to time, without the other Party’s consent.

8.	TERM AND TERMINATION

8.1 Term. Unless earlier terminated as hereinafter provided, this Agreement shall expire upon the later of (i) ten (10) years from the First Commercial Sale of a Licensed Product by ANAPTYS, or First Commercial Service Activity or (ii) the expiration of the last to expire patent within the Patent Rights.

8.2 Termination.

(a) ANAPTYS may terminate this Agreement for any reason following sixty (60) day written notice.

(b) A Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within sixty (60) days after notice thereof from the other Party; provided, however, that if the breach is due to ANAPTYS’ failure to pay under Section 4 or complete a milestone in Section 3.3, MRC shall provide an additional notice of failure to pay or meet milestone and allow ANAPTYS a second sixty (60) day period to cure such breach. If ANAPTYS fails to cure such breach during the second sixty (60) day period, MRC shall provide a third and final notice of failure to pay and allow ANAPTYS a third and final sixty (60) day period to cure such breach prior to any termination hereunder.

8.3 Default for Bankruptcy. Each Party will have the right, at its option, to terminate this Agreement in the event that the other Party (i) shall file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such Party is served with an involuntary petition in bankruptcy, or (ii) makes an assignment of all or substantially all of its assets for the benefit of creditors, or (iii) in the event that a receiver or trustee is appointed for the other Party and such Party will, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.

8.4 In the event of termination of this Agreement, all Patent Rights licensed to ANAPTYS will revert to the MRC.

8.5 Survival of Certain Sublicenses. Sublicenses granted by a defaulting Party to a Third Party will survive termination of the defaulting Party’s license under Section 8.1(b), provided however, that (i) such Third Party is not the cause of the default, (ii) such Third Party is not in breach of, and continues to fully perform all obligations under its sublicense agreement and any surviving provisions in this Agreement applicable to such sublicensee and (iii) the terminating Party continues to receive from such Third Party all royalty payments set forth in Section 4.3.

8.6 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. No termination or expiration of this Agreement will constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations and rights of the Parties under Sections 5.5, 7, 8.5, 13, and 15 shall survive termination or expiration of this Agreement.

9.	INDEMNITY

9.1 ANAPTYS hereby agrees to indemnify and hold harmless the MRC and its directors, officers, researchers, scientists, employees and agents (collectively, the “MRC Indemnities”) from and against any losses, claims, damages, costs, and expenses (collectively, “Losses”) incurred in connection with or arising from (i) any product liability or similar claim asserted by any party as to any Licensed Products; (ii) any claims arising from ANAPTYS’ or ANAPTYS’ Sublicensee’s use of any Licensed Methods; (iii) any claims for death, personal injury or related property damage arising from the manufacture, sale, marketing, distribution or use of any Licensed Products; but excluding Losses arising from or relating to the breach of this Agreement by the MRC or the gross negligence or willful misconduct of the MRC Indemnities. Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of ANAPTYS, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses a Licensed Product.

10.	REPRESENTATIONS AND WARRANTIES

10.1 Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

10.2 Binding Obligation. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation or any court, government body or administrative or other agency having authority over it.

10.3 Consents. Each Party hereby represents all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained.

10.4 No Conflict. Each Party hereby represents the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

10.5 Disclosure. MRC represents that it has provided ANAPTYS with all documents and information under its custody or control regarding the Patent Rights necessary for ANAPTYS to determine the scope, ownership, validity and enforcement of the Patent Rights. MRC further represents that the Patent Rights include all rights owned or controlled by MRC that are necessary for ANAPTYS to commercialize Licensed Products and Licensed Methods.

11.	DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MRC MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED METHODS OR LICENSED PRODUCTS.

12.	LIMITATION OF LIABILITY

NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

13.	ASSIGNABILITY

13.1 Except as provided in Section 13.2 below, ANAPTYS may assign this Agreement to another entity only with the prior written consent of the MRC, which consent shall not be unreasonably withheld or delayed.

13.2 Notwithstanding anything herein to the contrary, in the event ANAPTYS merges with another entity or is acquired by another entity, ANAPTYS may assign its rights and obligations hereunder to the surviving entity without the MRC’s consent so long as ANAPTYS is not then in material breach of this Agreement and ANAPTYS provides written notice of the assignment to the MRC, at least fifteen (15) days prior to the effective date of the assignment.

14.	GOVERNMENTAL COMPLIANCE

14.1 Compliance with Laws. ANAPTYS will at all times during the term of this Agreement and for so long as it sells imports, exports, manufactures, uses, distributes, markets or otherwise commercially exploits Licensed Products comply with all laws that control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

14.2 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, ANAPTYS shall assume all legal obligations to do so. ANAPTYS shall notify the MRC if it becomes aware that this Agreement is subject to a United States of America or other government reporting or approval requirement. ANAPTYS shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

15.	GOVERNING LAW

15.1 Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of England.

15.2 Jurisdiction. This Agreement is performable in part in San Diego County, California, and the Parties mutually agree that personal jurisdiction and venue will be proper in the state and federal courts situated in San Diego County, California, and hereby consent to such exclusive jurisdiction and venue.

16.	NOTICES

Any payment, notice or other communication pursuant to this Agreement will be mailed by first class, certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party:

In the case of the MRC:

Graham Wagner

Associate Director, Licensing and Agreements

Medical Research Council Technology

20 Park Crescent

London, W1B 1AL

United Kingdom

In the case of ANAPTYS:

William James Boyle

President and Chief Science Officer

ANAPTYS Biosciences, Inc.

10931 North Torrey Pines Road

La Jolla, CA 92037

Any such payment, notice or other communication will be effective upon receipt.

17.	GENERAL PROVISIONS

17.1 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party will be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship will be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

17.2 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, will fail to do so, any such failure or neglect by such Party will not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

17.3 Reformation. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability will not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, will be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

17.4 Force Majeure. Except for the payment of any amounts due under this Agreement, no liability hereunder will result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

17.5 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and will supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement will be binding upon either Party hereto unless it is in writing and signed by the duly authorized officer or representative of each of the Parties and it expressly refers to this Agreement.

17.6 Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

17.7 Counterparts. This Agreement may be signed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers and representatives effective as of the Effective Date.

MEDICAL RESEARCH COUNCIL		ANAPTYS BIOSCIENCES, INC.

By:	/s/ Graham L Wagner	By:	/s/ Bill Boyle

Name:	Graham L Wagner	Name:	Bill Boyle
Title:	Associate Director Licensing and Agreements	Title:	President
Medical Research Council Technology
Date:	4th September 2006	Date:	23-Aug-2006

[SIGNATURE PAGE MRC / ANAPTYS LICENSE AGREEMENT]

Exhibit A

Patent Rights
[*]	[*]

-18-	*Confidential Treatment Requested.

EXHIBIT B

Competing Technology

[*]

-19-	*Confidential Treatment Requested.

EXHIBIT C

Technology Transfer Materials

[*]

-20-	*Confidential Treatment Requested.

FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is entered into and effective as of March 31, 2008 (the “Amendment Date”) for the purpose of amending that certain License Agreement dated August 30, 2006 (the “Agreement”) by and between the MEDICAL RESEARCH COUNCIL, a UK government funded non-departmental body with principal offices at 20 Park Crescent, London, W1B 1AL, United Kingdom (the “MRC”); and ANAPTYS BIOSCIENCES, INC., a Delaware corporation having a principal place of business at 10931 North Torrey Pines Road, Suite 101, La Jolla, California 92037, United States of America (“Anaptys”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the MRC and Anaptys agree as follows:

1. New Defined Terms. The following terms shall have the respective meanings set forth below for purposes of this Amendment:

(a) “Antibody Services” shall mean [*].

(b) “Modified Third Party Antibody” shall mean [*].

(c) “Third Party Antibody” shall mean [*].

(d) “Anaptys-Controlled Antibody” shall mean [*].

2. Amendment of “Licensed Product(s)” Definition. Section 1.11 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.11 “Licensed Product(s)” means a composition, product or device (i) the manufacture, use, sale, offer for sale or import of which, but for the License, would infringe any Patent Rights in any country were they issued at the time of such manufacture, use, sale, offer for sale or import in that country or (ii) which is an antibody initially discovered using Licensed Methods (whether Anaptys or a third party controls such antibody) or (iii) is an Anaptys-Controlled Antibody resulting from Licensed Method-based affinity maturation of antibodies initially discovered without using Licensed Methods.”

3. Amendment of “Net Sales” Definition. Section 1.16 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.16 “Net Sales” means, [*]

[*]

4. Amendment of “Sublicensee” Definition. Section 1.21 of the Agreement is hereby amended and restated to read in its entirety as follows:

*Confidential Treatment Requested.

“1.21 “Sublicensee” means any Third Party to which Anaptys grants a sublicense under the Patent Rights to make or sell any Licensed Product in the Territory or use Licensed Methods in the Territory in accordance with the terms of this Agreement.”

5. Amendment of Section 3.2. Section 3.2 is hereby amended and restated to read in its entirety as follows:

“3.2 Reporting. Within sixty (60) days following the first anniversary of the Effective Date and each subsequent anniversary thereof during the term of this Agreement, Anaptys will provide MRC with annual progress reports which will include a summary budget and a summary plan for the development of Licensed Products and/or Licensed Methods; provided, however, that, in lieu of the summary budget specified in this clause, Anaptys may provide to MRC a written certification by an Anaptys officer that Anaptys’ budget for the twelve (12) months after such anniversary allocates at least $[*] to the development and/or commercialization of Licensed Products and/or Licensed Methods.”

6. Elimination of Section 4.2. Section 4.2 of the Agreement is hereby deleted in its entirety and shall be of no further force or effect.

7. Amendment of Section 4.3(a). Paragraph (a) of Section 4.3 is hereby amended and restated to read in its entirety as follows:

“(a) Anaptys will pay MRC royalties as follows:

(i) Licensed Products – Therapeutic, In Vivo Diagnostic or Prophylactic Uses. For Licensed Products for therapeutic, prophylactic and/or in vivo diagnostic uses in humans or animals, Anaptys will pay MRC:

(1) [*] of that portion of annual Net Sales of Licensed Products up to $[*];

(2) [*] of that portion of annual Net Sales of Licensed Products from over $[*]; and

(3) [*] of that portion of annual Net Sales of Licensed Products over $[*].

(ii) Licensed Products – Other Uses. For Licensed Products for non-therapeutic, non-prophylactic and non-in vivo diagnostic uses: [*] of worldwide annual Net Sales of such Licensed Products for non-therapeutic, non-prophylactic and non-in vivo diagnostic uses.

(iii) Modified Third Party Antibodies; Antibody Services. Notwithstanding the preceding provisions of this Section 4.3(a) or any other provision of this Agreement to the contrary, the only amounts payable to MRC with respect to Modified Third Party Antibodies and/or Antibody Services are those set forth in this Section 4.3(a)(iv). Beginning

2	*Confidential Treatment Requested.

on the second anniversary of the Effective Date and on each anniversary thereof during the term of this Agreement, Anaptys shall pay to the MRC a flat annual fee of $[*] (each, an “Annual Fee”), which shall be payable regardless of whether Anaptys actually (A) performs any Antibody Services during the applicable year and/or (B) receives any consideration with respect to any Modified Third Party Antibody or Antibody Services during such year.

For the avoidance of doubt, no royalties or consideration other than the Annual Fee shall be payable to the MRC with respect to Antibody Services, or with respect to any Modified Third Party Antibody.”

8. Amendment of Section 4.3(b). The second sentence of subparagraph (i) of paragraph (b) of Section 4.3 is hereby deleted.

9. Amendment of Section 4.5. Section 4.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“4.5 Milestone Payments. Anaptys will pay to MRC the following non-refundable milestone payments on Licensed Products on achievement of the milestones by Anaptys, its Affiliates or their respective Sublicensees. Each of the milestone payments below shall be payable one time per Licensed Product that achieves any such milestone.

(a) $[*];

(b) $[*];

(c) $[*];

(d) $[*]; and

(e) $[*].”

10. Amendment of Section 4.6. Section 4.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

“4.6 Sublicense Fee. Anaptys will pay to MRC a sublicense fee of $[*] for each sublicense it grants to a Sublicensee under the Patent Rights to make or sell Licensed Products for therapeutic, prophylactic and/or in vivo diagnostic uses in humans or animals. For purposes of clarification, the foregoing sublicense fee shall be payable on a Sublicensee-by-Sublicensee basis and shall be due within thirty (30) days after the grant of a sublicense to the applicable Sublicensee.”

11. Amendment of Section 5.1. The first sentence of Section 5.1 is hereby amended and restated to read in its entirety as follows:

“Payment of royalties under the applicable provisions of Section 4.3(a) will be made by Anaptys to the MRC on an annual basis within ninety (90) days after the end of the

3	*Confidential Treatment Requested.

twelve-month period ending December 31 (each, a “Payment Period”) covering the quantity of Licensed Products and Licensed Methods sold by Anaptys, its Affiliates and/or Sublicensees, as appropriate, during the applicable Payment Period. Payment of any other amount due under Section 4 will be made by Anaptys to the MRC within forty-five (45) days after such amount becomes due.”

12. Amendment of Section 6.3(a). The second sentence of paragraph (a) of Section 6.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Anaptys shall have the first right (but not the obligation) to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Patent Rights, at its own expense and with legal counsel of its own choice.”

13. Amendment of Section 7.1. Paragraphs (b) through (f) of Section 7.1 of the Agreement are hereby deleted and replaced in their entirety with the following:

“(b) was known to the receiving Party (other than under an obligation of confidentiality) prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or

(c) is subsequently disclosed to the receiving Party on a non-confidential basis in good faith by a Third Party who has a right to make such a disclosure; or

(d) has been published by a Third Party which had a right to do so; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party.

In addition, and notwithstanding the preceding provisions of this Section 7.1, the receiving Party may, without breaching its obligations hereunder, disclose such Confidential Information as is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the receiving Party shall give prompt written notice to the disclosing Party of such legally required disclosure and, at the disclosing Party’s request and expense, shall cooperate, as far as it is reasonably able to do so, with the disclosing Party’s lawful efforts to contest such required disclosure or to obtain a protective order or other confidential treatment of the information required to be disclosed.”

14. Amendment of Section 7.2. A new sentence is hereby added to the end of Section 7.2, reading in its entirety as follows:

“In addition, and notwithstanding the preceding provisions of this Section 7.2, each Party shall be free to disclose via any medium, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of, or other matters relating to, this Agreement which have already been publicly disclosed with the other Party’s approval.”

4

15. Amendment of Section 8.1. Section 8.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“8.1 Term. Royalties under Section 4.3 of the Agreement shall be payable on a Licensed Product-by-Licensed Product or Licensed Method-by-Licensed Method and country-by-country basis in the Territory until the later of [*]. Unless earlier terminated as hereinafter provided, this Agreement shall expire upon [*].”

16. Amendment of Section 8.5. Section 8.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“8.5 Survival of Certain Sublicenses. Sublicenses granted by Anaptys to a Third Party will survive termination of Anaptys’ license as a result of termination of this Agreement by the MRC for breach by Anaptys pursuant to Section 8.2(b); provided, however, that (i) such Third Party is not the cause of such breach, (ii) such Third Party agrees in writing to assume all applicable obligations of Anaptys under this Agreement, and (iii) the MRC continues to receive from such Third Party all payments under Section 4.3 that MRC would have received from Anaptys with respect to such Third Party’s activities had this Agreement remained in effect.”

17. Amendment of Section 13.2. Section 13.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“13.2 Notwithstanding anything herein to the contrary, Anaptys may assign this Agreement and its rights and obligations hereunder without the MRC’s consent in connection with the transfer or sale of all or substantially all of Anaptys’ business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, so long as Anaptys is not in material breach of this Agreement and Anaptys provides prompt written notice of the assignment to the MRC.”

18. Entire Agreement. The Agreement, as amended by this Amendment, embodies the entire understanding of the Parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the Parties relating to the subject matter hereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

19. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

5	*Confidential Treatment Requested.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the Amendment Date.

MEDICAL RESEARCH COUNCIL		ANAPTYS BIOSCIENCES, INC.

By:	/s/ Graham L Wagner	By:	/s/ Tom Smart
Name:	Graham L Wagner	Name:	Tom Smart
Title:	Associate Director Licensing and Agreements	Title:	Chairman and CEO
Medical Research Council Technology

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is entered into and effective as of October 27, 2009 (the “Amendment Date”) for the purpose of amending that certain License Agreement dated August 30, 2006, as amended by that certain First Amendment to License Agreement dated March 31, 2009 (collectively, the “Agreement”), by and between the MEDICAL RESEARCH COUNCIL, a UK government funded non-departmental body with principal offices at 20 Park Crescent, London, W1B 1AL, United Kingdom (the “MRC”); and ANAPTYSBIO, INC. (formerly known as Anaptys Biosciences, Inc.), a Delaware corporation having a principal place of business at 10835 Road to the Cure, Suite 100, San Diego, California 92121, United States of America (“AnaptysBio”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the MRC and AnaptysBio agree as follows:

1. Patent Rights. Exhibit A to the Agreement is hereby amended and restated to read in its entirety as set forth in Appendix 1 attached to this Amendment.

2. Addition of New Section 2.5. A new Section 2.5 is hereby added to the Agreement:

“2.5 Limited Use of Specified Patent Rights. Notwithstanding the above, the license to use Patent No. [*] set forth on Exhibit A (the “Specified Patent Rights”) shall not include [*].”

3. Fee. Within thirty (30) days following the Amendment Date, AnaptysBio shall pay MRC a one-time fee of $[*]. For purposes of clarification, this fee is in addition to the amounts payable by AnaptysBio to MRC pursuant to the Agreement.

4. Materials. MRC agrees to provide AnaptysBio materials, as listed on Appendix 2 attached hereto, promptly following the Amendment Date, which shall be included under the definition of Materials.

5. Entire Agreement. The Agreement, as amended by this Amendment, embodies the entire understanding of the Parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the Parties relating to the subject matter hereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

*Confidential Treatment Requested.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives or officers as of the Amendment Date.

MEDICAL RESEARCH COUNCIL		ANAPTYSBIO, INC.

By:	/s/ Graham L Wagner	By:	/s/ Tom Smart
Name:	Graham L Wagner	Name:	Tom Smart
Title:	Associate Director Licensing and Agreements	Title:	Chairman and CEO
Medical Research Council Technology

Appendix 1

AMENDMENT AND RESTATEMENT OF EXHIBIT A TO LICENSE AGREEMENT

Patent Rights

[*]                                         [*]

*Confidential Treatment Requested.

Appendix 2

MATERIALS

[*]

*Confidential Treatment Requested.

THIRD AMENDMENT TO LICENSE AGREEMENT

THIS THIRD AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is entered into and effective as of October 7th, 2010 (the “Amendment Date”) for the purpose of amending that certain Lease Agreement dated August 30, 2006, as amended by that certain First Amendment to License Agreement dated March 31, 2008, and that certain Second Amendment to License Agreement dated October 27, 2009 (collectively, the “Agreement”), by and between the MEDICAL RESEARCH COUNCIL, a UK government funded non-departmental body with principal offices at 20 Park Crescent, London, W1B 1AL, United Kingdom (the “MRC”); and ANAPTYSBIO, INC. (formerly known as Anaptys Biosciences, Inc.), a Delaware corporation having a principal place of business at 10835 Road to the Cure, Suite 100, San Diego, California 92121, United States of America (“AnaptysBio”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the MRC and AnaptysBio agree as follows:

1. Amendment of “Antibody Services” Definition. The definition of “Antibody services” is hereby amended and restated to read in its entirety as follows:

“Antibody Services” shall mean any use of Licensed Methods in the Territory to perform services on behalf of a Third Party with respect to a Third Party Molecule, including, but not limited to, services directed to discovery, generation, affinity maturation, or modification of such Third Party Molecule.

2. Amendment of “Licensed Method(s)” Definition. The definition of “Licensed Method(s)” is hereby amended and restated to read in its entirety as follows:

“Licensed Method(s)” shall mean any process, art or method the use or practice of which is within the scope of the Patent Rights.

3. Amendment of “Licensed Product(s)” Definition. The definition of “Licensed Product(s)” is hereby amended and restated to read in its entirety as follows:

“Licensed Product(s)” shall mean a composition, product or device that is within the scope of the Patent Rights.

4. Amendment of “Modified Third Party Antibody” Definition. The definition of “Modified Third Party Antibody” is hereby amended and restated to read in its entirety as follows:

“Modified Third Party Antibody” shall mean an antibody, or other protein or nucleic acid, resulting from use of Licensed methods as applied to a Third Party Molecule through the performance of Antibody Services.

5. Replacement of “Third Party Antibody” Definition. The definition of “Third Party Antibody” is hereby eliminated, and all references to such term in the Agreement shall be deemed to refer to the term “Third Party Molecule” as defined below:

“Third Party Molecule” shall mean an antibody, or other protein or nucleic acid, that: (i) is not an Anaptys-Controlled Antibody (defined below); and (ii) is either (A) provided by a Third Party to Anaptys for the purpose of having Anaptys provide research and development services with respect to such molecule on a fee-for-service basis, or (B) discovered or generated by Anaptys on behalf of a Third Party on a fee-for-service basis (which, in each case, may include compensation post-provision of the service); in each case, without granting the Third Party a sublicense under the Patent Right to practice Licensed Methods.

6. Amendment of Section 4.3(a)(i). Section 4.3(a)(i) shall be amended and restated to read in its entirety as follows:

“(i) Licensed Products – All Uses. Royalties will be payable with respect to a Licensed Product sold by Anaptys, its Affiliates and its Sublicensees if such Licensed Product is Covered by Patent Rights at the time of such sale in the country where such Licensed Product is sold, and such royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of a Licensed Product in a country until expiration of the last-to-expire Patent Rights Covering such Licensed Product in such country, subject to earlier termination in accordance with Section 4.3(b)(iv). Subject to the foregoing, Anaptys will pay MRC royalties on worldwide annual Net Sales of a Licensed Product for any and all uses, on a Licensed Product-by-Licensed Product basis, as follows:

(A)	one quarter of one percent (0.25%) of that portion of worldwide annual Net Sales of such Licensed Product from $0 to $750 million; and

(B)	one percent (1.0%) of that portion of worldwide annual Net Sales of such Licensed product over $750 million”

7. Deletion of Section 4.3(a)(ii). Section 4.3(a)(ii) is hereby deleted in its entirety from the Agreement and of no further force or effect.

8. Amendment of Section 4.3(a)(iii). Section 4.3(a)(iii) is hereby amended and restated to read in its entirety as follows:

“(iii) Modified Third Party Antibodies; Antibody Services. Notwithstanding the preceding provisions of this Section 4.3(a) or any other provision of this Agreement to the contrary, the only amounts payable to MRC with respect to Modified Third Party Antibodies and/or Antibody Services are those set forth in this Section 4.3(a)(iii). Anaptys shall pay to MRC a flat annual fee of $50,000 upon each of the second and third anniversaries of the Effective Date, and a flat annual fee of $55,000 upon the fourth and each subsequent anniversary of the Effective Date (each an “Annual Fee”), which shall be payable regardless of whether Anaptys actually (A) performs any Antibody Services during the applicable year and/or (B) receives any consideration with respect to any Modified Third Party Antibody or Antibody Services during such year.

For the avoidance of doubt, no royalties or consideration other than the Annual Fee shall be payable to the MRC with respect to Antibody Service, or with respect to any Modified

Third Party Antibody.”

9. Amendment of Section 4.3(b)(ii). Section 4.3(b)(ii) shall be amended and restated to read in its entirety as follows:

“(ii) If ANAPTYS, its affiliate or its Sublicensee is required to obtain a license of patent rights from one or more independent third parties in order to make, have made, use, have used, sell, have sold, offer for sale, import or have imported a Licensed Product without infringement of such patents, and if the total royalty burden (including royalties payable to MRC) for such Licensed Product exceeds, [*], then the royalty rate applicable to Net Sales of such Licensed Product by ANAPTYS, its Affiliates and its Sublicensees payable to MRC shall be adjusted as follows]:

(1) For Licensed Products for therapeutic or prophylactic uses in humans or animals, the royalty rate applicable to Net Sales of such Licensed Product shall be adjusted to the rate determined by [*]

(2) For Licensed Products for non-therapeutic uses, the royalty rate applicable to Net Sales of such Licensed Product shall be adjusted to the rate determined by [*].

In no event, however, shall the royalty rate payable to MRC for any Licensed Product be reduced by greater than [*]% of the royalty rate otherwise due to the MRC under Section 4.3(a)(i).”

10. Amendment of Section 4.5. Section 4.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“4.5 Milestone Payments. Anaptys will pay to MRC the following non-refundable milestone payments on each Licensed Product upon the first achievement of each of the milestones set forth below (whether achieved by Anaptys, its Affiliate, or a Sublicensee), provided that such Licensed Product is Covered by Patent Rights in the country where the applicable milestone is achieved at the time of such achievement. Each of the milestone payments below shall be payable one time per Licensed Product that achieves any such milestone and only for the first achievement of such milestone by such Licensed Product.

(i)	$[*];

(ii)	$[*];

(iii)	$[*];

(iv)	$[*]; and

(v)	$[*].”

11. Amendment of Section 8.1. Section 8.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

*Confidential Treatment Requested.

“8.1 Term. Unless earlier terminated as hereinafter provided, this Agreement shall expire upon the expiration of all royalty payment obligations under Section 4.3 hereof.”

12. Additional Consideration. Within sixty (60) days after the Amendment Date, AnaptsBio shall:

(a) pay to MRC the sum of [*] dollars ($[*]); and

(b) subject to MRC’s execution and delivery to AnaptsBio of a stock issuance agreement in the form attached to this Amendment as Annex I, issue to MRC [*] shares of the common stock of AnaptysBio.

13. Entire Agreement. The Agreement, as amended by this Amendment, embodies the entire understanding of the Parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the Parties relating to the subject matter hereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

14. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives or officers as of the Amendment Date.

MEDICAL RESEARCH COUNCIL		ANAPTYSBIO, INC.

By:	/s/ Graham L Wagner	By:	/s/ Tom Smart
Name:	Graham L Wagner	Name:	Tom Smart
Title:	Associate Director Licensing and Agreements	Title:	Chairman and CEO
Medical Research Council Technology

*Confidential Treatment Requested.